Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-206357, No. 333-206358, No. 333-206359, No. 333-207384, No. 333-210735, No. 333-219383) and Form S-8 (No. 333-203149, No. 333-203151, No. 333-205236, No. 333-209251, No. 333-214605, No. 333-216209, No. 333-220152, No. 333-222771, No. 333-228380) of Sphere 3D Corp. (the “Company”) of our report dated March 29, 2019, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Moss Adams LLP

San Diego, California, U.S.A
March 29, 2019